                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             Circon Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                        (NARRATIVE DESCRIPTION OF PHOTO)
                        [PHOTO OF COMPANY'S PRODUCT LINE]

                                 NOTICE OF 1996
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT


                                     [LOGO]

                         THE AMERCIAN ENDOSCOPY COMPANY

                               CIRCON CORPORATION
                              6500 HOLLISTER AVENUE
                            SANTA BARBARA, CALIFORNIA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 12, 1996

     You are cordially invited to attend the Annual Meeting of Shareholders of Circon Corporation, which will be held on Friday, July 12, 1996, at 1:00 p.m. pacific daylight time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, for the following purposes:

     1.   To elect two Directors.

     2.   To ratify the selection of independent auditors.

     3. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     Shareholders of record at the close of business on May 13, 1996, are entitled to vote at the Annual Meeting and any adjournment thereof.

                              By Order of the Board of Directors,



June 17, 1996                 Andrew D. Simons
                              Vice President and Secretary


- --------------------------------------------------------------------------------
                                    IMPORTANT
     To ensure your representation at the meeting, you are urged to mark, sign, date and promptly return the enclosed proxy in the postage-prepaid envelope enclosed for that purpose. Should you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.
- --------------------------------------------------------------------------------

                               CIRCON CORPORATION
                              6500 HOLLISTER AVENUE
                         SANTA BARBARA, CALIFORNIA 93117

                           __________________________

                                 PROXY STATEMENT
                           __________________________

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 12, 1996



                    INFORMATION CONCERNING PROXY SOLICITATION

     This proxy statement and accompanying proxy are being furnished to shareholders of Circon Corporation (the "Company") on or about June 17, 1996, in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, on Friday, July 12, 1996, at 1:00 p.m.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised. Proxies may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     All expenses incurred in connection with this solicitation, including postage, printing, handling, and all the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by Circon Corporation. In addition to solicitation by mail, certain officers, directors, and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, facsimile or personal communication.

     The Board of Directors has fixed the close of business of May 13, 1996, as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 12,588,677 shares of Common Stock.

                            QUORUM AND VOTING RIGHTS

     A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). In accordance with Delaware law, on each agenda item, broker non-votes will be disregarded and abstentions will be treated as negative votes.

     Holders of Common Stock are entitled to one vote for each share held as of the Record Date, except that cumulative voting will apply in the election of Directors if any shareholder properly notifies the Company of an intention to vote cumulatively at the Annual Meeting. Such notice, to be effective, must be received in writing by the Secretary of the Company not less than 20 days before the Annual Meeting and must provide certain information prescribed by the Company's Bylaws. A copy of the pertinent Bylaw can be obtained from the Secretary of the Company at its offices in Santa Barbara. In the election of Directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's shares would normally be entitled, multiplied by the number of Directors to be elected. A shareholder may then cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose (up to the number of Directors to be elected).

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of May 13, 1996, except as otherwise indicated, regarding the beneficial ownership of Common Stock of Circon by (i) each person who is known to Circon to be the beneficial owner of 5% or more of Circon's Common Stock, (ii) each director of Circon,
(iii) certain executive officers of Circon and (iv) all directors and executive officers as a group. To the Company's knowledge, the beneficial owners named in the table have sole voting and investment power with respect to the shares.


                                              Shares
                                           Beneficially                 Percent
           Name                               Owned                  of Class(1)
- ------------------------                 ----------------            -----------
Richard A. Auhll                           1,538,142(2)                 12.0%
6500 Hollister Avenue
Santa Barbara, CA 93117

Weiss, Peck & Greer                         717,700(3)                   5.6%
One New York Plaza
New York, NY 10004-1950

Rudolf R. Schulte                           409,270(4)                   3.2%

R. Bruce Thompson                            36,203(5)                      *

Harold R. Frank                              35,848(6)                      *

Paul W. Hartloff, Jr.                        27,531(7)                      *

John F. Blokker                              26,531(8)                      *

Frank D. D'Amelio                            20,257(9)                      *

Winton L. Berci                             14,557(10)                      *

David P. Zielinski                           8,893(11)                      *

All directors and executive officers
as a group (10 persons)                 2,117,5321(12)                  16.5%

_____________________________

*    Less than 1%
(1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable upon exercise of options held by the particular beneficial owners that are included in the first column.
(2) Includes 120,000 shares subject to warrants and options exercisable currently or within 60 days.
(3) Information is given as of December 31, 1995, and is based on a Schedule 13G filed by this shareholder.
(4) Includes 2,858 shares subject to options exercisable currently or within 60 days.
(5) Includes 2,857 shares subject to options exercisable currently or within 60 days.
(6) Includes 1,429 shares subject to options exercisable currently or within 60 days.
(7) Includes 26,531 shares subject to options exercisable currently or within 60 days.
(8) Includes 26,531 shares subject to options exercisable currently or within 60 days.
(9) Includes 20,257 shares subject to options exercisable currently or within 60 days.
(10) Includes 14,057 shares subject to options exercisable currently or within 60 days.
(11) Includes 3,393 shares subject to options exercisable currently or within 60 days.
(12) Includes 217,913 shares subject to options exercisable currently or within 60 days.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The term of one of the three classes expires each year. The term of the Class I Directors expires in 1997 and each third year thereafter, the term of the Class II Director expires in 1998 and each third year thereafter, and the term of the Class III Directors expires in 1996 and each third year thereafter. If any Director who was elected while serving as an officer ceases to be an officer during that Director's term, such Director's term will expire at the next subsequent annual meeting of Shareholders.

     Two Class III Directors will be elected at the 1996 Annual Meeting. The Board of Directors has nominated John F. Blokker and Harold R. Frank who are currently serving as Class III Directors. Unless otherwise specified, proxies will be voted for the election of these nominees. The Board's nominees have agreed to serve if elected, but in the event that the nominees are not available to serve, the proxy holders will vote for the election of such other persons as the Board may direct.

     The following persons are currently serving on the Board of Directors of the Company:


                                                                                                   Director
     Name                           Principal Occupation                    Class       Age         Since
- ---------------               -------------------------------------         -----       ---        --------
Richard A. Auhll              Chairman of the Board, President, and           I          54         1969
                              Chief Executive Officer of the Company

John F. Blokker               Chairman of the Board and Chief                III         66         1991
                              Executive Officer, Luxcom, Inc.

Harold R. Frank               Investor                                       III         72         1984

Paul W. Hartloff, Jr.         Partner, law firm of Schramm & Raddue           I          62         1991

Rudolf R. Schulte             Rancher, Investor                              II          64         1977

     Mr. Auhll has been the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1969. Mr. Auhll has a Bachelor of Science degree in Engineering from the University of Michigan, a Master of Science degree in Engineering from Stanford University, and a Master of Business Administration degree from Harvard University. Prior to 1969, Mr. Auhll held positions with United Technologies Corporation and was a management consultant. Mr. Auhll is a member of the Board of Trustees of the University of California at Santa Barbara Foundation. He is past Chairman of the Board of Directors of Seton School for Developmentally Disabled Children.

     Mr. Blokker is Chairman of the Board and Chief Executive Officer of Luxcom, Inc. He was a general partner of Hambrecht & Quist Venture Partners, an investment banking firm, from February 1985 to February 1988. Prior to 1985, he served for twenty-seven years in various executive and management positions including Vice President, General Manager with Hewlett-Packard Company, a manufacturer of computers and electronic test and measurement instruments. He is a member of the Boards of Directors of Mid-Peninsula Bank of Palo Alto and Whittier Trust Company.

     Mr. Frank is the founder of Applied Magnetics Corporation, a manufacturer of magnetic recording heads. He served as Chairman of its Board of Directors from inception until February, 1996, at which time he began service as Director. Mr. Frank also currently serves on the Boards of Directors of Trust Company of the West and as Chairman of the Board of Key Technology, Inc. Mr. Frank is past Chairman of the Board of the American Electronics Association.

     Mr. Hartloff is a senior partner of the law firm of Schramm & Raddue. He has been a partner in that firm since 1964. He serves as a member of the Board of Directors of Selvac Corporation. Mr. Hartloff served as Secretary of Circon Corporation from 1977 until 1988.

     Mr. Schulte was a founder of Heyer-Schulte Corporation and served as President and Chairman of its Board of Directors from 1963 until it was acquired by American Hospital Supply Corporation in 1974. From 1978 to 1995 Mr. Schulte served as Chairman of the Board of Directors of Pudenz-Schulte Medical Research Corporation, a manufacturer of medical products. Mr. Schulte has been an independent investor since 1974.

BOARD MEETINGS AND COMMITTEES

     During 1995 the Board of Directors met four times. Mr. Schulte attended three of the four meetings held; the other directors attended all of the meetings of the Board of Directors. All directors attended meetings of the committees on which they served in 1995.

     The Company has an Audit Committee and a Compensation Committee. The function that would be performed by a nominating committee is performed by the Board of Directors as a whole.

     The Audit Committee, which consists of directors Blokker, Hartloff and Frank, held one meeting in 1995. The Audit Committee recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which consists of directors Auhll, Frank and Schulte, held two meetings in 1995. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans. The Compensation Committee also administers the Company's stock option plans.

BOARD COMPENSATION

     Directors, other than officers of the Company, receive a retainer fee of $2,500 annually for service on the Board, including service on any Board Committees. These directors also receive a fee of $500 for each Board and committee meeting attended and reimbursement for expenses incurred in connection with attendance at Board and committee meetings.

     In 1995, the shareholders approved the adoption of the 1995 Directors Stock Option Plan (the "1995 Plan") to replace the 1984 Directors Stock Option Plan (the "1984 Plan") which expired in 1994. The 1995 Plan is substantially similar to the 1984 plan. Under the 1995 Plan, options for up to 200,000 shares of common stock may be granted to directors who are not officers of the Company, for a price not less than 85% of the fair market value of the common stock on the date of grant. The vesting schedule for the options granted is determined by a committee of directors at the time of the option grant. The maximum option term is ten years. If the optionee ceases to be a director for any reason, any options granted which have not been exercised will be canceled. No options were granted to directors in 1995.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 1





                                 PROPOSAL NO. 2
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, subject to ratification by the shareholders, the firm of Arthur Andersen LLP, certified public accountants, to audit the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 1996. Arthur Andersen LLP has served as independent certified public accountants of the Company since 1977. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement and to respond to appropriate questions. A majority of the shares represented at the meeting and entitled to vote on this proposal is required to ratify the selection of Arthur Andersen LLP as independent auditors.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2

                               EXECUTIVE OFFICERS

     The Executive Officers of the Company are elected by and serve at the discretion of the Board of Directors. As of May 13, 1996, the Executive Officers of the Company were as follows:


                                                                                         Officer
    Name                                 Position                          Age            Since
- ----------------         -----------------------------------------         ---            -----
Richard A. Auhll         Chairman of the Board, President and Chief        54             1969
                         Executive Officer

Winton L. Berci          Vice President, Marketing and Sales               41             1989

Frank D. D'Amelio        Vice President and Chief Manufacturing            38             1989
                         Officer

Andrew D. Simons         Vice President, General Counsel and Secretary     35             1996

R. Bruce Thompson        Executive Vice President and Chief Financial      52             1982

David P. Zielinski       Vice President, ACMI Division General             53             1994
                         Manager

     For certain information concerning the business experience of Mr. Auhll, see "Proposal No. 1 - Election of Directors."

     Winton Berci joined the Company as Vice President, Marketing and Sales, in 1989. Prior to joining Circon, he worked for fourteen years with Karl Storz Endoscopy America, Inc., a major Circon competitor. He held various positions with Karl Storz including Director of Marketing for six years. Mr. Berci has a Bachelor of Science degree in Mechanical Engineering from California State University.

     Frank D'Amelio was appointed Vice President, Chief Manufacturing Officer in 1994, prior to which he was Vice President, General Manager of the Video Division since 1993, and Vice President, CIRCON ACMI Engineering and Quality Control, beginning in 1989. Prior to 1989, Mr. D'Amelio held various positions with the Company including Director of Quality Assurance. He joined ACMI in 1982. Mr. D'Amelio has a Bachelor's Degree in Electrical Engineering from the University of Hartford.

     Andrew Simons joined the Company as Vice President, Secretary and General Counsel in 1996. From 1992 until joining Circon, Mr. Simons worked for Tokos Medical Corporation in various capacities, including Vice President, General Counsel and Corporate Secretary. Prior to 1992, Mr. Simons was an Associate at the law firm of Gibson, Dunn & Crutcher. Mr. Simons has a Bachelor of Arts degree in History from Trinity College and a Juris Doctorate from the University of San Diego School of Law.

     Bruce Thompson has been Executive Vice President and Chief Financial Officer since 1985, and Vice President since 1982. He joined the Company in 1977 as Controller. Prior to 1977, Mr. Thompson held positions with Heyer-Schulte Corporation, a subsidiary of American Hospital Supply Corporation, and Cutter Laboratories Inc. Mr. Thompson has a Bachelor of Arts degree in Economics from Stanford University, and a Master of Business Administration degree from the University of California at Los Angeles.

     David Zielinski was appointed Vice President, ACMI Division General Manager in 1994, prior to which he was Vice President of Manufacturing for Circon ACMI. Prior to 1986, Mr. Zielinski held various positions with the Company including Director of Manufacturing for ACMI. He joined ACMI in 1982. Prior to joining ACMI, Mr. Zielinski held various positions with General Electric. Mr. Zielinski has a Bachelor of Science degree in Electrical Engineering from University of Evansville and a Master of Arts degree in Business Administration from Union College.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership as well as changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASDAQ"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for such persons, the Company believes that during the fiscal year ended December 31, 1995 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, excepting the following delinquent filers. Erik Sluyter, Vice President of Circon, sold 5,200 shares of Circon common stock on February 7, 1995. A
Form 4 for Mr. Sluyter was filed on January 8, 1996. David Zielinski, Vice President of Circon, sold 700 shares of Circon common stock on February 14, 1995. A Form 4 for Mr. Zielinski was filed on December 16, 1995. Richard Auhll, President and CEO of Circon held 1,357 shares of Cabot Medical Corporation common stock at the time of the Circon/Cabot merger. On August 29, 1995 the Cabot shares were converted at a ratio of .415 per share to 563 shares of Circon common stock, reportable as newly acquired holdings. A Form 4 for Mr. Auhll was filed on November 3, 1995.


                            REMUNERATION OF OFFICERS

COMPENSATION TABLES

     SUMMARY COMPENSATION TABLE. The following table sets forth three years of compensation history for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last completed fiscal year:



                                              Annual Compensation  (1)             Long-Term Compensation
                                         ----------------------------------  ----------------------------------
                                                                                     Awards           Payouts
                                                                             ----------------------  ----------
                                                                   Other                 Securities
                                                                  Annual     Restricted  Underlying     LTIP     All Other
         Name and                                                 Compen-      Stock      Options      Payouts    Compen-
    Principal Position          Year     Salary ($)   Bonus ($)  sation ($)     ($)         (#)          ($)     sation ($)
- ---------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ------------
R. Auhll                        1995     $298,000     $130,239         -        -               -         -       $10,408 (2)
  President and Chairman        1994     $237,930     $107,475         -        -               -         -       $10,210
  of the Board                  1993     $231,000      $24,000         -        -            40,000       -        $8,839

R.B. Thompson                   1995     $166,000      $60,940         -        -               -         -        $4,192 (3)
  Executive Vice President      1994     $140,080      $52,202         -        -            20,000       -        $3,977
  Chief Financial Officer       1993     $136,000      $12,000         -        -               -         -        $3,729

F. D'Amelio                     1995     $169,000      $58,000         -        -               -         -        $3,672 (4)
  Vice President                1994     $143,000      $48,310         -        -            23,750       -        $3,303
  Chief Manufacturing           1993     $125,000       $9,000         -        -             4,879       -        $2,398
  Officer

W. Berci                        1995     $154,000      $45,500         -        -               -         -        $3,283 (5)
  Vice President                1994     $132,000      $36,073         -        -            20,000       -        $2,567
  Marketing and Sales           1993     $128,000      $15,000         -        -               -         -        $2,560

D. Zielinski                    1995     $141,916      $52,276         -        -               -         -        $4,279 (6)
  Vice President                1994     $136,000      $51,790         -        -            23,750       -        $3,559
  ACMI Division                 1993     $120,500      $20,038         -        -               -         -        $3,328
  General Manager




(1) Includes amounts earned in fiscal year, whether or not deferred.
(2) Reflects $4,620 Company match of employee contributions to 401(k) plan and $5,788 premium on life insurance paid by the Company.
(3) Reflects $3,176 Company match of employee contributions to 401(k) plan and $1,016 premium on life insurance paid by the Company.
(4) Reflects $3,162 Company match of employee contributions to 401(k) plan and $510 premium on life insurance paid by the Company.
(5) Reflects $2,769 Company match of employee contributions to 401(k) plan and $514 premium on life insurance paid by the Company.
(6) Reflects $1,819 Company match of employee contributions to 401(k) plan and $2,460 premium on life insurance paid by the Company.

     OPTION GRANTS IN LAST FISCAL YEAR. None of the executive officers named in the Summary Compensation Table above received a grant of stock options during the year ended December 31, 1995. The Company has never granted stock appreciation rights (SARs).

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the year ended December 31, 1995 and the year-end value of unexercised options:


                                                         Number of Securities               Value of Unexercised
                                                    Underlying Unexercised Options          In-the-Money Options
                      Shares                           at Fiscal Year End 1995             at Fiscal Year End 1995
                    Acquired on       Value        ------------------------------   ----------------------------------
Name                Exercise(#)   Realized($)(1)    Exercisable     Unexercisable   Exercisable (2)  Unexercisable (2)
- -----------------   -----------   --------------   -------------   --------------   ---------------  -----------------
R. Auhll                   n/a              n/a       20,000 (3)       20,000          $200,000 (3)      $200,000

R.B. Thompson              n/a              n/a        2,857           17,143           $31,427          $188,573

F. D'Amelio                n/a              n/a       20,257           27,372          $309,433          $308,857

W. Berci                16,000         $256,125       14,057           17,143          $213,427          $188,573

D. Zielinski               n/a              n/a        3,393           20,357           $37,323          $223,927


(1) Excess of market price over exercise price, on the date of exercise.
(2) Excess of $20.25 (market price at year end) over exercise price.
(3) Mr. Auhll also holds warrants to purchase 100,000 shares which were fully exercisable at year end. The value of these warrants, computed as in note (2), was $1,564,000. The warrants were issued in 1990 in connection with Mr. Auhll's guarantee of certain indebtedness of the Company and not in connection with his performance of services to the Company.


                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PRINCIPLES

     The compensation policies of the Company for all employees, including executive officers, are guided by the following principles:

     - Attract, retain and motivate well qualified employees who contribute to the long-term success of the Company.

     - Encourage the development and achievement of objectives that enhance long-term shareholder value.

     - Relate compensation to the overall success of the Company which includes providing sales growth coupled with sound financial performance, quality products and services for customers, and fostering an environment which enables employees to achieve objectives.

EXECUTIVE COMPENSATION PRACTICES

     The Company's executive compensation program consists primarily of cash and equity based elements. Salary and annual awards, if warranted, under the Management Incentive Compensation Program ("MICP") comprise the cash elements. Grants of stock options under the Company's employee stock option plans and participation in the Company's employee stock purchase plan comprise the equity based elements. The Company also provides health and welfare benefits to the named officers through programs that are generally available to all employees. In addition, all Company officers are entitled to have life insurance up to four times their annual base salary.

CASH COMPONENTS

     It is the Company's intent to provide a compensation program that can attract, motivate and retain high performance executives who are critical to the long-term success of the Company. Salary levels and MICP target levels are established annually for executive officers by the Compensation Committee, after a review of compensation surveys for the medical/dental equipment and supply industry. For 1995, the survey group consisted of 324 publicly traded companies whose principal business was the manufacture or distribution of medical/dental equipment and supplies. Of these companies, 140 are included in the NASDAQ index covering medical stocks (see "Stock Performance Graph"). Salaries for executive officers are established by evaluating the responsibilities of the position held and the experience of the individual and by reference to the competitive marketplace for executive talent.

     The MICP plan provides for annual awards which are paid after the end of the fiscal year, based on the achievement of pre-established annual increases in specific objectives. The overall MICP program typically has many objectives. The 1995 MICP plan had 125 objectives. For every participant, a target payout is established for each objective and the weighting or value is assigned to each component. Each MICP participant has a unique set of objectives which constitute his or her specific MICP program. There are also one or two subjective elements in each participant's program. An individual objective has a pre-established minimum performance level before any payment will occur and a maximum performance level where further payment ceases. The range of payouts for each objective is from zero to 200% of a target amount. The Compensation Committee establishes goals for overall growth in sales, gross profit, operating and net income on a Company wide basis and reviews the complete MICP program each year. Using these Company wide goals as guidelines, targets are then determined for other business units, and other subsets of sales, gross profit and operating income. In years where there is a significant change in the overall business, or in an individual's responsibility, the MICP targets are modified to make the performance measurements meaningful. Awards are prorated for participation for less than one year. Employees with other commission or bonus arrangements are generally excluded from participation in the MICP plan. The MICP plan may be modified from time to time, or discontinued at the discretion of the Compensation Committee. During 1995, executive officers had six to twelve objectives in their MICP program with each objective having a weight of two to forty-nine percent of their total program. The weight of the objectives varied widely among the group depending on the responsibilities of the individual. For 1995, actual payouts for the individual MICP programs averaged 101% of target.

     Employees, including executive officers, who participate in the 401(k) plan may receive a Company matching contribution of up to a maximum of 1 1/2% of their salary per year.

EQUITY BASED COMPONENTS

     The Company utilizes equity based compensation in the form of stock options and a 20% matching program for stock purchases under a stock purchase plan for its employees to focus employees and management on creating and enhancing long term shareholder value. The actual value of such equity based compensation correlates directly to the Company's stock price performance.

     Stock options are an essential element of the Company's compensation program. This component is intended to provide a long term incentive for employees to stay with the Company and to motivate them to work toward appreciation in the price of the Company stock over time. Three hundred fifty-three employees (or approximately 29% of all employees) participate in the various employee stock option plans. Stock options are currently outstanding under the 1979 Employee Stock Option Plan, the 1983 Employee Stock Option Plan, which expired in 1989 and 1993 respectively, the 1993 Stock Option Plan (the"1993 Plan") and the Cabot Stock Option Plan (the "Cabot Plan").

     In determining the number of shares subject to options being granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at comparable companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's individual performance. There were no options granted to executive officers in 1995.

     In the 1979, 1983 and 1993 Employee Stock Option Plans, options generally become exercisable cumulatively or "vest" at an annual rate of 14.3% of the total shares granted for seven years commencing one year from the date of grant. All outstanding stock options were granted at the "market price" as of the date of grant. Correspondingly, options in the Cabot Plan generally become exercisable over a three year vesting period. The 1979, 1983, 1993 and Cabot Plans provide for full vesting of options in the event there is a change in control of the Company.

1995 CHIEF EXECUTIVE COMPENSATION

     Mr. Auhll, in his capacity as Chairman of the Board, Chief Executive Officer and President participates in substantially the same compensation programs as the other named officers. The Compensation Committee has based Mr. Auhll's total compensation, including compensation derived from the MICP plan at a level it believes is competitive with comparably sized medical companies, based on survey data. Circon's sales put the Company in the 75th percentile of the companies surveyed.

     After considering all factors, particularly the added scope of responsibility associated with the Cabot merger and Mr. Auhll's compensation relative to comparably sized medical companies, the committee approved a $298,000 salary for 1995, an increase of 25.2% over his $237,930 salary for the prior year. Mr. Auhll's target bonus for 1995 MICP program was set at $112,000. Mr. Auhll's MICP program consisted of nine objectives covering sales growth, operating performance and financial ratios, each having a weight of two to forty-nine percent of his total program. Mr. Auhll's bonus program had payouts for individual factors that range from 0% to 200% of the target values for 1995. This resulted in an actual payout of $130,239 or 116% of his target bonus.
Mr. Auhll's base salary falls 9% above and his bonus falls 31% below the 75th percentile compared to the CEOs in the survey group.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1 million paid to certain of the Company's executive officers. In 1995, the performance-based compensation paid to the Company's executive officers did not exceed the $1 million limit per officer. It is the Compensation Committee's intention to review the Company's compensation policies and regulate compensation levels in order to comply with the statute and avoid non-deductible compensation payments.


                                   Respectfully submitted,

                                   Richard A. Auhll
                                   Harold R. Frank
                                   Rudolf R. Schulte



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Auhll, Frank and Schulte comprise the Compensation Committee.
Mr. Auhll also serves as President and Chief Executive Officer of the Company. Mr. Auhll participates in discussions regarding compensation for executive officers, except discussions regarding the Chief Executive Officer. As a member of the Compensation Committee, Mr. Auhll is ineligible to receive stock option grants under the Company's stock option plans.

     No other member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Furthermore, there are no compensation committee interlocks between Circon and other entities involving the Company's executive officers and board members.

                             STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative performance for the Company's Common Stock over the last five years compared with the performance of the NASDAQ Composite index (U.S. companies) and an index of NASDAQ-listed companies with standard industrial classification codes beginning with "38" (SIC 3800-3899, Measuring, analyzing, and controlling instruments; photographic, medical and optical goods; watches and clocks), published by the Center for Research in Security Prices, University of Chicago. The price of the Common Stock, and the levels of such indices, on December 31, 1990, have been converted to a base of 100 in the graph. The performance shown is not necessarily indicative of future performance.

     Shareholders interested in obtaining a list of companies included in the industry index may do so by written request to the Company.

                                     [GRAPH]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

CRSP TOTAL RETURNS INDEX FOR:                               12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
- ----------------------------                                --------  --------  --------  --------  --------  --------
Circon Corporation                                             100.0     300.0     200.0     104.5      97.7     184.1
Nasdaq Stock Market (US Companies)                             100.0     160.5     186.9     214.5     209.7     296.5
NASDAQ Stocks (SIC 3800-3899 US Companies)                     100.0     188.5     161.8     136.8     147.5     216.9
Measuring instruments; photo, med & optical goods;timepieces

                       SUBMISSION OF SHAREHOLDER PROPOSALS

     Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials.

     If a shareholder desires to have a proposal included in the Proxy Statement and form of Proxy of the Board of Directors for the 1997 Annual Meeting of Shareholders, such proposal must be received by the close of business on February 16, 1997, at the executive offices of the Company, 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Office of the Secretary.

     Each proponent and each proposal submitted must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission, content and form of shareholder proposals.


                              FINANCIAL STATEMENTS

     The Company's 1995 Annual Report to the shareholders, which has been mailed to shareholders with this Proxy Statement, contains audited consolidated financial statements of the Company. Such Annual Report does not constitute a part of the proxy soliciting material. If any shareholder did not receive such Annual Report, we will immediately mail one upon receipt of a request from such shareholder.

          THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SHAREHOLDER RELATIONS:

                               Circon Corporation
                             6500 Hollister Avenue
                             Santa Barbara, CA 93117


                       VOTING OF PROXIES AND OTHER MATTERS

     Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholders or in the absence of such direction, will be voted for the election of the Director Nominees to the Board of Directors and in favor of ratification of the selection of independent auditors.

     Management does not know of any other matters which will come before the Annual Meeting. However, if any other matter should come before the Annual Meeting or any adjournment thereof, the proxies will be voted in the manner directed by the Board of Directors.

                                   By Order of the Board of Directors,

                                   Andrew D. Simons
                                   Vice President and Secretary

                                     [LOGO]


                         THE AMERICAN ENDOSCOPY COMPANY

   Circon Corporation * Santa Barbara, California 93117-3019 * (805)685-5100
                         Fax (805)968-7385 * OTC (OCON)

- -------------------------------------------------------------------------------

PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              CIRCON CORPORATION

     The undersigned hereby appoints Richard A. Auhll and R. Bruce Thompson proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Circon Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held
July 12, 1996 or any adjournment thereof.



      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)




- -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




                                    [LOGO]

- -------------------------------------------------------------------------------
                       Please mark your votes as indicated in this example  /X/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1. ELECTION OF DIRECTORS
        Nominees:
        John F. Blokker
        Harold R. Frank

                            WITHHELD
        FOR  / /            FOR ALL   / /


WITHHELD FOR: (Write that nominee's name in the space provided below).

- ---------------------

Item 2. RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

        FOR  / /        AGAINST  / /        ABSTAIN  / /








Signature                                        Date
         -----------------------------------         ---------------------
Signature                                        Date
         -----------------------------------         ---------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE